Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
among

Digirad Imaging Solutions, Inc., as Buyer
Digirad Corporation, as Buyer Parent
(for purposes of Sections 2.03, 2.04 and 8.13 only)

The Sellers Party Hereto

And

TD Properties, LLC, as Seller Representative

dated as of

March 13, 2014

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 13, 2014, is entered into by and among Digirad Imaging Solutions, Inc., a Delaware corporation (“Buyer”), Digirad Corporation, a Delaware corporation (for purposes of Sections 2.03, 2.04 and 8.13 only) (“Buyer Parent”), the parties set forth on the signature pages hereto (each, individually, a “Seller” and collectively, the “Sellers”) and TD Properties, LLC, a Tennessee limited liability company in its capacity as Seller Representative hereunder (as further described in Section 5.05).
RECITALS
WHEREAS, 100% of the membership, voting and/or other equity interests in Telerhythmics, LLC a Tennessee limited liability company (the “Company”) are owned by the Sellers, as set forth in Section 3.03 of the Disclosure Schedules (the “Membership Interests”); and
WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this Article I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Assignment” has the meaning set forth in Section 2.05(v).
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Memphis, Tennessee, are authorized or required by Law to be closed for business.
“Business Facility” means the offices located on the property as defined in the Lease.
“Buyer” has the meaning set forth in the preamble.
“Buyer Parent” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Buyer’s Returns” has the meaning set forth in Section 5.03(b).

“Capital Lease” means a lease to which the Company is a party or by which any of its assets are bound which is treated as a capital lease on the Balance Sheet.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.06.
“Closing Date” has the meaning set forth in Section 2.06.
“Closing Payment” has the meaning set forth in Section 2.02.
“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company determined as of the open of business on the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.03(a)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Cash” means (i) all cash on the Balance Sheet, fully reconciled for outstanding claims, checks, adjustments or other outstanding bank drafts drawn upon the bank balance, LESS (ii) the Indebtedness Amount and LESS (iii) all cash attributable to projects with Deferred Revenue arrangements and not reflected as revenue in the Financial Statements.
“Company Intellectual Property” has the meaning set forth in Section 3.12(a).
“Contract” or “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the target working capital statement, dated as of December 31, 2013, and attached hereto as Section 2.03(a) of the Disclosure Schedules (the “Target Working Capital Statement”).
“Current Liabilities” means accounts payable, credit card payable, payables to employees, including payroll, benefits, and associated payroll taxes, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Statement. Current Liabilities does not include Deferred Revenue.
“Deductible” has the meaning set forth in Section 7.04(a).
“Deferred Revenue” means all amounts received from a customer (but not yet recognized as revenue in the Financial Statements) for goods or services that have not yet been delivered.
“Direct Claim” has the meaning set forth in Section 7.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.03(b)(iii).
“Dollars or $” means the lawful currency of the United States.
“Earn-Out Period” and “Earn-Out Periods” has the meaning set forth in Section 2.04(a).

“Earn-Out Payment” and “Earn-Out Payments” has the meaning set forth in Section 2.04(a).
“Earn-Out Table” has the meaning set forth in Section 2.04(b).
“Earn-Out Statement” has the meaning set forth in Section 2.04(c).
“EBITDA” means Earnings Before Interest, Taxes, Depreciation, and Amortization of the Company, as commonly known, and as measured on a GAAP basis. EBITDA shall also include adjustments for removing the impacts of stock-based compensation directly associated with the Company’s operations.

“EBITDA Milestone” has the meaning set forth in Section 2.04(b).
“Employment Agreements” has the meaning set forth in Section 2.05(iii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” has the meaning set forth in Section 7.06.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means that certain Escrow Agreement, dated the Closing Date, by and among Sellers, Seller Representative, Buyer and the Escrow Agent, substantially in the form of Exhibit A attached hereto.
“Escrow Amount” means an amount equal to $150,000 to be held in escrow for a period of six months, which amount shall thereafter be reduce to an amount equal to $75,000 to be held in escrow for a second six month period, as provided in Section 2.02(b) and in the Escrow Agreement.
“Financial Statements” has the meaning set forth in Section 3.06.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such indebtedness, whether secured or unsecured; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person); (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (e) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (f) all obligations under leases which have been or should be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee; (g) any obligation of such Person in respect of bankers’ acceptances or letters of credit; (h) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property; and (i) all obligations of a type referred to in clause (a), (b), (c), (d), (e), (f), (g) or (h) above which are directly or indirectly guaranteed by such Person or which it has agreed to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; provided that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) any letters of credit issued or posted in connection with business licensing requirements of the Company and (iv) amounts included in the calculation of the Working Capital Adjustment Amount.
“Indebtedness Amount” means an amount equal to, as of the Closing Date, the outstanding principal of, accrued and unpaid interest on, and any prepayment penalties payable with respect to, the Indebtedness of the Company.
“Indemnified Party” has the meaning set forth in Section 7.04.
“Indemnifying Party” has the meaning set forth in Section 7.04.
“Independent Firm” means an impartial nationally recognized firm of independent certified public accountants, other than the accountants for the Company, Sellers, or Buyer, appointed by mutual agreement of Buyer and Seller Representative.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” has the meaning set forth in Section 3.12(a).
“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease” has the meaning set forth in Section 2.05(iv).
“Liability” or “Liabilities” has the meaning set forth in Section 3.07.
“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).
“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Membership Interests” has the meaning set forth in the recitals.
“Multiemployer Plan” has the meaning set forth in Section 3.20(c).
“Notice of Objection” has the meaning set forth in Section 2.04(d).
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Party” or “Parties” means any party to this Agreement.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.03(a)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Return” has the meaning set forth in Section 5.03(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pro Rata Share” means for each Seller, the percentage of Membership Interests held by such Seller and set forth next to such Sellers’s name in Section 3.03 of the Disclosure Schedules.
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.03(b)(ii).
“Restricted Business” means the business of remotely monitoring and reporting of adult and pediatric cardiac electrophysiology activity via hardware and software devices, including telemetry, wireless or analog devices.
“Restricted Period” has the meaning set forth in Section 5.02(a).
“Review Period” has the meaning set forth in Section 2.03(b)(i).
“SEC” means the U.S. Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Seller Representative” has the meaning set forth in Section 5.05(a).
“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any Seller and Jason Callaway, Wade Gillespie and Sharon Janes, after reasonable inquiry into the Company and its business.
“Statement of Objections” has the meaning set forth in Section 2.03(b)(ii).
“Straddle Period” has the meaning set forth in Section 5.03(b).
“Target Working Capital Statement” has the meaning set forth in the definition of Current Assets.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means anywhere in North America.
“Third-Party Claim” has the meaning set forth in Section 7.05(a).
“Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof.
“Transaction Documents” means this Agreement, the Assignment, the Lease, the Escrow Agreement, and that certain Agreement dated the date hereof, by and among Buyer, Buyer Parent, Sellers and Seller Representative.
“Undisputed Amounts” has the meaning set forth in Section 2.03(b)(iii).
“Union” has the meaning set forth in Section 3.21(b).
“Unresolved Items” has the meaning set forth in Section 2.04(d).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
Purchase and sale
Section 2.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (i) the Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Membership Interests, free and clear of all Encumbrances, and (ii) in consideration for the sale of the Membership Interests, Buyer shall deliver or cause to be delivered, to Sellers the consideration specified in Section 2.02.
Section 2.02Purchase Price.
(a)The aggregate purchase price for all the Membership Interests shall be (i) $3,601,957 less the Escrow Amount to be delivered to Sellers at Closing according to each Seller’s Pro Rata Share (the “Closing Payment”), PLUS (ii) the Escrow Amount, PLUS (iii) the Earn-Out Payments to be made as provided in Section 2.04 (collectively, the “Purchase Price”). The Company shall be debt-free and cash-free on the Closing Date, with all Indebtedness fully repaid at or prior to Closing; and if the Company has a positive Company Cash balance at Closing, such Company Cash shall either be delivered to Sellers or it shall be retained by the Company and an amount equal to the Company Cash shall be paid to the Sellers contemporaneously with the payment of the Closing Payment. If the Company has a negative Company Cash balance at Closing, the Purchase Price shall be reduced by an amount equal to such negative Company Cash balance, with such amount being deducted from the Closing Payment. The Closing Payment shall be paid to Sellers as provided in Section 2.05(i) and the Earn-Out Payments shall be calculated and paid to Sellers as provide in Section 2.04. Any remaining portion of the Escrow Amount will be released from Escrow pursuant to the terms of the Escrow Agreement.
(b)The Escrow Amount shall be deposited with the Escrow Agent at Closing, which shall be managed by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be available following Closing for satisfaction of (i) any claim (or portion thereof) of a Buyer Indemnitee for which such Buyer Indemnitee is entitled to be indemnified by Sellers or other obligation of Sellers to Buyer and (ii) any Post Closing Adjustment to which Buyer is entitled under the terms of this Agreement. Notwithstanding anything to the contrary herein, on or following the date that is six (6) months after the Closing Date, following written request from Seller Representative and in accordance with the terms of Escrow Agreement, the Escrow Agent shall disburse to Sellers the amount of $75,000 less (i) any disbursements previously made, and (ii) any amounts claimed or disputed pursuant to the Escrow Agreement. Any portion of the Escrow Amount, including accrued interest thereon, that is not necessary to satisfy a claim pursuant to the Agreement shall, in accordance with the terms of the Escrow Agreement, be released to the Sellers on the date which is twelve (12) months after the date hereof; provided, however, that any amounts remaining of the Escrow Amount on that date that are subject to a pending claim shall remain in escrow as the Escrow Amount until such claim is finally resolved. In each case, the Escrow Agent will deliver amounts released from the Escrow Account to the Sellers in accordance with their Pro Rata Share.
Section 2.03Purchase Price Adjustment.
(a)Post-Closing Adjustment.
(i)Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Working Capital, a calculation of Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Statement.

(ii)The post-closing adjustment shall be an amount equal to the Closing Working Capital minus $500,868 (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers (with each Seller receiving his or her Pro Rata Share) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive or negative number less than $25,000, there shall be no payment of a Post-Closing Adjustment. If the Post-Closing Adjustment is a positive or negative number greater than $25,000, the Purchase Price shall be either increased (if the Post-Closing Adjustment is positive) or reduced (if the Post-Closing Adjustment is negative) by the full amount of such Post-Closing Adjustment from the first dollar

(b)Examination and Review.
(i)Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller Representative and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the objections of Seller Representative in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller Representative and Sellers. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.

(iii)Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an Independent Firm who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Firm shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The Independent Firm shall make a determination as soon as practicable within 30 days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto. The fees and disbursements of the Independent Firm under this Section 2.03(b) shall be borne jointly and severally by Sellers unless the adjustments to the Disputed Amounts resulting from Seller Representative’s delivery of the Statement of Objections caused change in the applicable Earn-Out Payment, as amended by Buyer prior to its submission to the Independent Firm, in excess of Five Thousand Dollars ($5,000) in favor of Sellers, in which case such fees and disbursements shall be borne exclusively by Buyer.

(iv)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller Representative, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to (but excluding) the date of payment at a rate per annum equal to seven percent (7%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(c)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04Earn Out.
(a)During the three earn-out periods following the Closing Date set forth in the Earn-Out Table in Section 2.04(b) (each an “Earn-Out Period”), Buyer shall pay to each Seller his or her Pro Rata Share of fifty percent (50%) of all amounts the Company earns in excess of the EBITDA Milestone for the applicable Earn-Out Period in the Earn-Out Table (each an “Earn-Out Payment”). In the aggregate, the Earn-Out Payments shall not exceed $501,000. Within 75 days after the end of each fiscal quarter during the Earn-Out Period, Buyer shall send to each Seller and the Seller Representative a statement setting forth a preliminary estimated EBITDA calculation for the quarter then ended. Sellers acknowledge that such preliminary estimated EBITDA calculation shall be for informational purposes only and not a binding calculation related to an Earn-Out Payment. By way of illustration and not limitation, if during the first Earn-Out Period (the Earn-Out Period between the Closing Date through December 31, 2014), the total EBITDA earned by the Company is $550,000, the excess $100,000 above the applicable EBITDA Milestone would be divided so that $50,000 would be paid to Sellers (with each Seller receiving his or her Pro Rata Share as additional Purchase Price), and the remaining $50,000 would be retained by the Buyer. All Earn-Out Payments owed to Sellers pursuant to this Agreement, if any, shall be guaranteed by Buyer Parent pursuant to the provisions of Section 8.13.
(b)The “EBITDA Milestone” means the percentage for the corresponding periods set forth in the table below (the “Earn-Out Table”):

Year	Earn-Out Period	EBITDA Milestone
1	Closing Date through December 31, 2014	$415,000
2	January 1, 2015 through December 31, 2015	$825,000
3	January 1, 2016 through December 31, 2016	$825,000

(c)Each Earn-Out Payment shall be made to Sellers on an annual basis, with each Seller receiving his or her Pro Rata Share no later than the earlier of: (a) ten (10) days after Buyer has filed its Annual Report on Form 10-K with the SEC covering the applicable Earn-Out Period, or (b) 105 days after the end of Buyer’s fiscal year covering the applicable Earn-Out Period. Each Earn-Out Payment shall be accompanied by a statement (the “Earn-Out Statement”) that describes in reasonable detail how the Earn-Out Payment was calculated. Buyer shall send a copy of the Earn-Out Statement to Seller Representative at the same time the Earn-Out Statement is sent to Sellers. Buyer shall, and shall direct its employees to, cooperate with Seller Representative and its professionals, and provide them with access to all books and records of the Company necessary for their review of the Earn-Out Statement.
(d)Seller Representative may dispute Buyer’s calculation of any Earn-Out Payment by notifying Buyer in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within thirty (30) days after receipt of Earn-Out Statement by the Seller Representative. To the extent not set forth in the Notice of Objection, the Seller Representative and the Sellers shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earn-Out Statement. In the event that Seller Representative does not deliver a Notice of Objection to Buyer within thirty (30) days after the Seller Representative’s receipt of the Earn-Out Statement, the Sellers shall be deemed to have accepted Buyer’s calculation of the Earn-Out Payment set forth in the Earn-Out Statement. In the event that a Notice of Objection is timely delivered, Buyer and Seller Representative shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other Party for a period of fifteen (15) days after the receipt by Buyer of the Notice of Objection, or such longer period as they may agree in writing, to resolve any disagreements set forth in the Notice of Objection. If Buyer and Seller Representative are unable to resolve such disagreements within such fifteen (15) day period (the items that remain in dispute at the end of such period (the “Unresolved Items”)) then, at any time thereafter, either Seller Representative or Buyer may require that an Independent Firm shall resolve the Unresolved Items. Upon selection of the Independent Firm, each of Buyer and Seller Representative shall submit an analysis of the Unresolved Items. Buyer and Seller Representative shall instruct the Independent Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date, on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement and the written presentations by Seller Representative and Buyer, the value of the Unresolved Items. The determination of the Independent Firm shall be set forth in a written statement delivered to Seller Representative and Buyer and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The fees and disbursements of the Independent Firm under this Section 2.04(d) shall be borne jointly and severally by Sellers unless the adjustments to the Unresolved Items resulting from Seller Representatives’ delivery of the Notice of Objection caused change in the applicable Earn-Out Payment, as amended by Buyer prior to its submission to the Independent Firm, in excess of Ten Thousand Dollars ($10,000) in favor of Seller, in which case such fees and disbursements shall be borne exclusively by Buyer.
(e)In the event an Independent Firm is not selected or has not agreed to serve within the 10 Business Day period following the 15-day period set forth in Section 2.03(c)(ii) or Section 2.04(d) (or such longer period as agreed to in writing by Seller Representative and Buyer), then the parties agree that any dispute, controversy or claim arising out of or relating to calculations of or for the Closing Working Capital Statement, the Post-Closing Adjustment and the Earn-Out Payments shall be settled promptly by arbitration conducted in the City of Memphis, State of Tennessee, in accordance with the then applicable rules of the American Arbitration Association before a single arbitrator mutually selected by the parties and, if the parties cannot promptly so agree, one arbitrator shall be appointed by each of Buyer and Seller Representative and the arbitrators appointed by such parties shall appoint a third arbitrator to conduct the arbitration in accordance with this Section 2.04(e). The losing Party, as determined by the arbitrators, shall pay all fees and expenses incurred by Buyer and Sellers in connection with the arbitration process described in this Section 2.04(e). It is the intention of the parties that the arbitrators be selected from the American Arbitration Association in accordance with its rules. In making determinations hereunder, the laws governing the terms of this Agreement shall govern. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on all parties and judgment upon the award entered by a majority of the arbitrators may be entered in any court having jurisdiction in accordance herewith or otherwise.
Section 2.05Transactions to be Effected at the Closing. On the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following closing transactions at the Closing:
(i)Buyer shall deliver to each Seller a Pro Rata Share of the Closing Payment by wire transfer of immediately available funds to the account designated by such Seller in writing to Buyer no later than two Business Days prior to the Closing Date;
(ii)Buyer shall deliver to the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds to the account designated by Escrow Agent in writing to Buyer;
(iii)Buyer shall deliver to Janet Callaway, Jason Callaway and Wade Gillespie, employment agreements in the form attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively (collectively the “Employment Agreements”), setting forth the terms of employment being offered;
(iv)Seller Representative and the Company shall enter into and deliver the lease in the form attached hereto as Exhibit C (the “Lease”), setting forth the terms under which the Company will lease the Business Facility;
(v)Each Seller shall deliver an assignment of the Membership Interests to Buyer in the form attached hereto as Exhibit D (the “Assignment”), duly executed by such Seller;
(vi)The entire Indebtedness Amount (including Indebtedness listed on Section 3.09(a)(vii) of the Disclosure Schedules) shall be repaid in full and releases of all Encumbrances (other than Permitted Encumbrances) on all assets related to such Indebtedness, in form and substance reasonably satisfactory to Buyer, obtained;
(vii)All Company Cash shall be distributed to Sellers in compliance with the Operating Agreement of the Company;
(viii)Sellers and the Seller Representative shall deliver to Buyer, the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers and the Seller Representative at or prior to the Closing pursuant to Section 6.01 of this Agreement; and

(ix)Buyer shall deliver to Sellers and the Seller Representative, the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.02 of this Agreement.
(x)Each of the Persons listed on Section 2.05 of the Disclosure Schedules shall have resigned from the position(s) with the Company set forth next to his or her name, effective immediately upon Closing and the originals of their respective resignation letters are provided to the Purchaser at the Closing.
Section 2.06Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) that shall take place simultaneously with the execution and delivery of this Agreement, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place via the electronic exchange of documents and signatures. The Parties acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of the Company, located at 60 Market Center Drive, Suite 101, Collierville, Tennessee 38107, or such other place as the Parties shall agree, at 12:01 a.m., Eastern time, on the Closing Date.
ARTICLE III
Representations and Warranties of Sellers
Each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01Organization and Authority of Sellers. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of Sellers enforceable against it in accordance with its terms.
Section 3.02Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Tennessee and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Sellers have delivered true, correct and complete copies of the Company’s Articles of Organization and Operating Agreement, together with any amendments thereto, and all similar documents, to Buyer on or prior to the date hereof. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized.
Section 3.03Capitalization.
a.Each Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances, set forth next to his or her name in Section 3.03 of the Disclosure Schedules. The Membership Interests held by Sellers, as set forth in Section 3.03 of the Disclosure Schedules, together constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.
b.The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which each Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
c.There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or equity interests in the Company or obligating any Seller or the Company to issue sell, gift or otherwise transfer any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
Section 3.04No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.
Section 3.05No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational

Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 3.06Financial Statements.
a.Complete copies of the Company’s financial statements consisting of the income statement and balance sheet of the Company for the years then ended and as at December 31st in each of 2013, 2012 and 2011 (the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared on a cash basis consistent with filing Federal Income Tax Returns. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
b.All accounts payable of the Company in the past 12 months have arisen in the ordinary course of business and have been paid pursuant to their terms. There are no accounts payable of the Company that are delinquent in their payment. All accounts payable outstanding have been outstanding for less than 30 days.
Section 3.07Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those set forth in Section 3.07 of the Disclosure Schedules.
Section 3.08Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:
a.event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
b.amendment of the Organizational Documents of the Company;
c.split, combination or reclassification of any membership interests in the Company;
d.issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;
e.declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;
f.material change in any method of accounting or accounting practice of the Company;
g.material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
h.entry into any Contract that would constitute a Material Contract;

i.incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
j.transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
k.transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;
l.material damage, destruction or loss (whether or not covered by insurance) to its property;
m.any capital investment in, or any loan to, any other Person;
n.acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;
o.any material capital expenditures;
p.imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;
q.(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, manager, independent contractor or consultant;
r.adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
s.any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, managers, officers and employees;
t.entry into a new line of business or abandonment or discontinuance of existing lines of business;
u.adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
v.purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
w.acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;
x.action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
y.any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.09Material Contracts.
a.Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(b) and Section 3.12(d) of the Disclosure Schedules, being “Material Contracts”):
i.each Contract of the Company involving aggregate consideration in excess of $25,000;
ii.all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
iii.all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
iv.all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);
v.all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
vi.all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;
vii.except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;
viii.all Contracts with any Governmental Authority to which the Company is a party;
ix.all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
x.any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
xi.all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;
xii.all collective bargaining agreements or Contracts with any Union to which the Company is a party; and
xiii.any other Contracts, other than Contracts with customers entered into in the ordinary course of business, that are material to the Company and not previously disclosed pursuant to this Section 3.09.
b.Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other Party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 3.10Title to Assets; Real Property.
a.The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
i.those items set forth in Section 3.10(a) of the Disclosure Schedules;

ii.liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;
iii.mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;
iv.easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or
v.other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
b.Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.11Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
Section 3.12Intellectual Property.
a.“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller (“Licensed Intellectual Property”):
i.trademarks, service marks, trade names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and the goodwill connected with the use of and symbolized by any of the foregoing;
ii.internet domain names and social media pages;
iii.original works of authorship in any medium of expression, and all copyrights therein and thereto, whether registered or unregistered.
b.Section 3.12(b) of the Disclosure Schedules lists: (i) any and all registrations or pending applications for registration of Company Intellectual Property filed with any Governmental Authority or other registrar in any jurisdiction (collectively, “Intellectual Property Registrations”); and (ii) Company Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed and paid, and all Intellectual Property Registrations are in good standing. The Company has taken commercially reasonable steps to otherwise protect Company Intellectual Property. The Company does not own any patents, patentable inventions, or trade secrets. The Company has not licensed or granted any Person the right to use any Company Intellectual Property.
c.The Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof. To Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
d.Section 3.12(d) of the Disclosure Schedules lists all licenses or other agreements whereby the Company is granted any right, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.
e.The Company Intellectual Property and Licensed Intellectual Property and the Company’s conduct of its business, have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor the Company has received any communication, and no Action has been instituted, settled or, to Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.
f.The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary information.
Section 3.13Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances (except for Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
Section 3.14Accounts Receivable; Deferred Revenue. The accounts receivable reflected on the Balance Sheet, the accounts receivable reflected on Section 3.14 of the Disclosure Schedules, and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 180 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with the Company’s past practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. The Deferred Revenue reflected in the Financial Statements is based on the Company's reasonable judgment and business practices. Section 3.14 of the Company Disclosure Schedule sets forth all Deferred Revenue arrangements and except as set forth in Section 3.14 of the Company Disclosure Schedule, all Deferred Revenue has been properly recorded on the Company's books and records on a timely basis and in the month in which the Company received the cash payment.
Section 3.15Customers and Suppliers.
a.Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.
b.Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
Section 3.16Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.17Legal Proceedings; Governmental Orders.
a.There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
b.There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 3.18Compliance With Laws; Permits.
a.The Company has complied, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.
b.All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.
Section 3.19Environmental Matters.
a.The Company is currently and has been in material compliance with all Environmental Laws applicable to it or its business, properties or assets and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
b.The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect through the Closing Date in accordance with Environmental Law, and neither the Sellers nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken all measures necessary to facilitate transferability of the same, and neither the Company nor any Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.
c.No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
d.There has been no Release of Hazardous Materials in contravention of any applicable Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or the Company.
e.There are no aboveground or underground storage tanks owned or operated by the Company or located on any Real Property.
f.Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Sellers nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.
g.Neither the Sellers nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
h.Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
i.Neither the Sellers nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.
Section 3.20Employee Benefit Matters.
a.Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse (including same-sex spouses and domestic partners) or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).
b.With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or Department of Health and Human Services relating to the Benefit Plan.
c.Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code, and, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, as amended). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
d.Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
e.With respect to each Benefit Plan, except as set forth in Section 3.20(e) of the Disclosure Schedules, all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.20(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
f.Except as set forth in Section 3.20(f) of the Disclosure Schedules and required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
g.Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
h.Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
i.There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.
j.Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory and sub-regulatory guidance (including notices, rulings and proposed and final regulations). Each Benefit Plan that is intended to be exempt from Section 409A of the Code has been operated in compliance with Section 409A of the Code and all applicable regulatory and sub-regulatory guidance to maintain that exemption.
k.Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
l.Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
Section 3.21Employment Matters.
a.Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.
b.Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past 3 years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past 3 years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.
c.The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 3.21(b), there are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.
d.The Company has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.
Section 3.22Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:
a.All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
b.The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other Party, and complied with all information reporting and backup withholding provisions of applicable Law.
c.No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
d.No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
e.The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
f.Section 3.22(f) of the Disclosure Schedules sets forth:
i.the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
ii.those years for which examinations by the taxing authorities have been completed; and
iii.those taxable years for which examinations by taxing authorities are presently being conducted.
g.All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.
h.The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
i.Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2007.
j.There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
k.The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.
l.The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.
m.No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

n.The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
o.The Company is and always has been treated as a partnership for all federal, state and local income tax purposes.
p.The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.
q.No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
r.The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
s.Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.
t.None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.
Section 3.23Books and Records. The minute books and financial records of the Company have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records of the Company (including all QuickBooks and other accounting systems, records and files) will be in the possession of the Company and available to Buyer.
Section 3.24Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
Section 3.25Full Disclosure. To the Sellers’ Knowledge, there is no event or circumstance which Sellers have not disclosed to buyer which could reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
Representations and Warranties of Buyer
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 4.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 4.03Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 4.04Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.05Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE V
Other Agreements and Covenants
Section 5.01Confidentiality. From and after the Closing, Seller Representative and Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller Representative or Sellers can show that such information (a) is generally available to and known by the public through no fault of Seller Representative or Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller Representative or Sellers, any of thier Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller Representative or any Seller, or any of its Affiliates or their respective Representatives, are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or the Seller Representative shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or the Seller Representative is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or the Seller Representative shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 5.02Non-competition; Non-solicitation.
a.For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if no Seller is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
b.During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
c.During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

d.Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
e.Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.03Tax Matters.
a.Sellers shall timely prepare and file or cause to be prepared and timely filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date with respect to which a Tax Return is due after the Closing Date (taking into account any extensions) (“Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. Sellers shall submit each of the Pre-Closing Returns and associated tax work papers to Buyer for review at least thirty (30) days prior to the due date for the filing of such Pre-Closing Return (taking into account any extensions). Buyer shall have the right to review and comment on each Pre-Closing Return prior to the filing of such Pre-Closing Return. Seller Representative and Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Pre-Closing Return; provided that if Seller Representative and Buyer are unable to resolve any such issue within fifteen (15) days after any Pre-Closing Return is submitted by Sellers, the dispute shall be submitted to an Independent Firm for resolution, whose decision shall be final and binding on the Parties. If the Independent Firm is unable to resolve any disputed items at least three (3) days before the due date for such Pre-Closing Return, the Pre-Closing Return shall be filed as determined by Buyer and then subsequently amended to reflect the Independent Firm’s resolution and the payment obligations hereunder will be adjusted accordingly. Sellers shall pay or cause to be paid to Buyer all Taxes shown due and owing on each Pre-Closing Return (as finally determined under this Section 5.03(a)), except to the extent that such Taxes are taken into account in determining the Purchase Price or any component thereof (which amount so taken into account will be paid by Buyer to the appropriate Governmental Authority). The costs, fees and expenses of the Independent Firm shall be paid one-half (1/2) by Sellers (for which each Seller shall be jointly and severally liable) and one-half (1/2) by Buyer, unless all of the disputed items have been resolved in favor of one Party, in which case all of the costs, fees and expenses of the Independent Firm shall be paid by the other Party. The cost of the preparation of the Pre-Closing Returns shall be paid by Sellers.
b.Buyer shall prepare and timely file or cause to be prepared and timely filed any Tax Returns of the Company with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) (such Tax Returns collectively, the “Buyer’s Returns”). All such Buyer’s Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. Sellers shall pay to Buyer, at least three (3) days prior to the date on which Taxes are due with respect to any Straddle Period, the amount of such Taxes (as finally determined under this Section 5.03(b) that are allocable to the portion of such Straddle Period up to the Closing Date pursuant to Section 5.03(c). Buyer shall deliver, at least thirty (30) days prior to the due date for the filing of each Buyer’s Return (taking into account extensions), to Seller Representative a statement setting forth in reasonable detail a calculation of the amount of Tax for which each Seller is responsible pursuant to this Section 5.03(b) with respect to such Buyer’s Return and a copy of such Buyer’s Return and any associated tax workpapers. Seller Representative shall have the right to review and comment on such Buyer’s Return and the statement prior to the filing of such Buyer’s Return. Seller Representative and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Buyer’s Return and statement, and mutually to consent to the filing as promptly as possible of such Tax Return; provided that if Seller Representative and Buyer are unable to resolve any such issue within fifteen (15) days after such Buyer’s Return is submitted to Seller Representative, the dispute shall be submitted to the Independent Firm for resolution, whose decision shall be final and binding on the Parties. If the Independent Firm is unable to resolve any disputed items at least three (3) days before the due date for such Buyer’s Return, Buyer’s Return shall be filed as prepared by Buyer. The costs, fees and expenses of the Independent Firm shall be paid one-half (1/2) by Sellers (for which each Seller shall be jointly and severally liable) and one-half (1/2) by Buyer, unless all of the disputed items have been resolved in favor of one Party, in which case all of the costs, fees and expenses of the Independent Firm shall be paid by the other Party.

c.If the Company is permitted under any applicable Law to treat the Closing Date as the last day of a taxable period, Sellers and Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period. For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are (A) based upon or related to income or receipts, (B) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of all other Taxes, an amount of such Taxes for such Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For the avoidance of doubt, the parties agree and acknowledge that, for Federal income tax purposes for a tax year including the Closing date that (i) all income, gains, losses, deductions, expenses and other income tax items of the Company before the Closing Date shall be reported on the Sellers’ Federal income tax returns, and (ii) all income, gains, losses, deductions, expenses and other income tax items of the Company on and after the Closing Date shall be reported on Buyer’s Federal income tax return.
d.Seller Representative and Buyer shall, upon written request of the other, (i)  provide the other, and Buyer shall cause the Company to provide Seller Representative and any Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return (and the signing thereof), audit, or other examination by any taxing authority or judicial or administrative Actions relating to liability for Taxes, (ii) retain and provide the other, and Buyer shall cause the Company to retain and provide Seller Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, Action, or determination, and (iii) provide the other with any final determination of any such audit or examination, Action, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing Seller Representative with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions.
e.All Transfer Taxes (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall prepare and file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Buyer shall join in the execution of any such Tax Returns.
f.Any Tax sharing or similar agreement with respect to or involving the Company or the Sellers shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to the Company or the Sellers.
g.The Parties agree, upon request by any other Party, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could reasonably be imposed (including with respect to the transactions contemplated hereby).
h.For federal, state income and other tax purposes, the Buyer and each Seller shall (i) treat the transfer of the Membership Interest as a sale of the assets of the Company in exchange for the Closing Payment, the Earn-Out Payments, and other consideration deemed to occur for tax purposes (including, but not limited to, the deemed assumption of any liabilities of the Company), (ii) treat a portion of such assets (as allocated in accordance with Section 5.03(i) of the Disclosure Schedules) as transferred in exchange for the Closing Payment, the Earn-Out Payments, and other consideration deemed to occur for tax purposes (including, but not limited to, the deemed assumption of any liabilities of the Company) in fully-taxable asset purchase transaction and (iii)  agree to allocate the Closing Payment, the Earn-Out Payments, and other consideration deemed to occur for tax purposes (including, but not limited to, the deemed assumption of any liabilities of the Company) among the various assets of the Company in accordance with Section 5.03(i) of the Disclosure Schedules. Buyer shall prepare Section 5.03(i) of the Disclosure Schedules, which schedule shall allocate the Closing Payment, the Earn-Out Payments, and any other consideration deemed to occur for tax purposes (including, but not limited to, the deemed assumption of any liabilities of the Company) among the various assets of the Company and, from time to time, shall revise and adjust Section 5.03(i) of the Disclosure Schedules to reflect any increases, decreases or other adjustments to the Purchase Price or other consideration deemed to occur for tax purposes (including, but not limited to, the deemed assumption of any liabilities of the Company).
i.Buyer and each Seller (i) shall report gain or loss or cost basis, as the case may be, in a manner consistent with the allocation set forth on Section 5.03(i) of the Disclosure Schedules, and (ii) shall not take any position inconsistent with Section 5.03(i) of the Disclosure Schedules for any purpose. Each of Buyer and Sellers shall complete, execute and file IRS Forms 8594

(and any other similar or successor form required under federal or state law), which form shall be prepared on a basis fully consistent with Section 5.03(i) of the Disclosure Schedules (as may be amended from time to time by Buyer to reflect any payments under this Agreement or any other item affecting any allocation set forth on Section 5.03(i) of the Disclosure Schedules). If a supplemental or amended IRS Form 8594 (or other similar or successor form required under federal or state law) is required to be prepared or filed, each of Buyer and Sellers shall complete, execute and file any required supplemental or amended IRS Forms 8594 (or other similar or successor form required under federal or state law), which shall be prepared on a basis fully consistent with Section 5.03(i) of the Disclosure Schedules (as may be amended from time to time by Buyer to reflect any payments under this Agreement or any other item affecting any allocation set forth on Section 5.03(i) of the Disclosure Schedules). Notwithstanding the foregoing, the Parties acknowledge and agree that the allocation set forth in Section 5.03(i) of the Disclosure Schedules is a preliminary allocation that is subject to change upon written agreement between Buyer and Seller Representative.
Section 5.04Books and Records.
a.In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:
i.retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
ii.upon reasonable notice, afford the Representatives of any Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.03.
b.In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller and the Seller Representative shall:
i.retain the books and records of such Seller and the Seller Representative which relate to the Company and its operations for periods prior to the Closing; and
ii.upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.03.
c.At the Closing, (i) all books and records of the Company (including all QuickBooks and other accounting systems, records and files) will be in the possession of the Company and available to Buyer, and (ii) the Company and Buyer will have full access and control of all Company books and records that are available online or electronically (i.e. QuickBooks online).
d.Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law.
Section 5.05Seller Representative.
(a)Each Seller hereby authorizes, directs and appoints TD Properties, LLC (the “Seller Representative”) to act as sole and exclusive agent, attorney-in-fact and representative of each Seller with respect to all matters arising under, in connection with or relating to this Agreement, including, without limitation, (i) determining, giving and receiving notices and processes under this Agreement, (ii) performing the rights and duties expressly assigned to Seller Representative hereunder, and (iii) taking all actions and incurring all expenses as Seller Representative shall reasonably deem necessary or prudent in connection with any of the foregoing, all on such terms and in such manner as he deems appropriate in Seller Representative’s sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by Seller Representative consistent herewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Seller’s individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by a Seller hereunder or any such action which a Seller, at his, her or its election, has the right to take hereunder, shall be taken only and exclusively by Seller Representative and no Seller acting on his own shall be entitled to take any such action; provided that Seller Representative shall not have the authority to: (1) change the obligations of any Seller under Article VII of this Agreement; (2) change the definition of Pro Rata Share or the manner in which it is calculated; (3) amend or modify this Agreement (including pursuant to Section 8.09) if the effect of such amendment or modification affects a Seller (other than Seller Representative) adversely; or (4) waive this Agreement (including pursuant to Section 8.09), unless the affect of such waiver affects each Seller proportionately and in the same manner.
(b)The appointment of Seller Representative as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Seller with regard to the Agreement. The appointment of Seller Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.
(c)Seller Representative hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers of reasonable out-of-pocket expenses incurred by Seller Representative in his capacity as such. Each Seller hereby waives all actual or potential conflicts of interest arising out of Seller Representative’s activities or authority as Seller Representative and his relationships with the Company, Buyer or any of their respective affiliates (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, manager, equity Seller or other representative.
(d)Notwithstanding anything to the contrary contained in this Agreement, Seller Representative shall have no liabilities, duties or responsibilities to the Sellers except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against Seller Representative. Seller Representative shall not be liable to any of the Sellers for any decisions made or actions taken or omitted to be taken by Seller Representative in good faith and believed by Seller Representative to be authorized by, or within the rights or powers conferred upon it by, this Agreement (except for Seller Representative’s gross negligence or willful misconduct), The Sellers shall severally indemnify and hold harmless Seller Representative against any and all adverse consequences arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 5.05 and such other provisions of this Agreement as may be applicable (except in the case of the gross negligence or willful misconduct by such Seller Representative), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims. The several liability of each Seller under this Section 5.05(d) will be pro rata in accordance with the Pro Rata Share.
(e)Each of Buyer, the Company and their respective Affiliates (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Sellers with respect to, agreements, actions, decisions and determinations of Seller Representative in connection with this Agreement, and (ii) shall be entitled to assume that all agreements, actions, decisions and determinations of Seller Representative in connection with this Agreement are fully authorized by and binding upon all of the Sellers.
Section 5.06Public Announcements. Unless otherwise required by applicable Law, the SEC, or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. In furtherance of the foregoing, Sellers consent to Buyer disclosing this Agreement and the transactions contemplated hereby in reports and filings that are required to be filed with the SEC.
Section 5.07Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, take all appropriate action and execute and deliver all additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably necessary or advisable to carry out any of the provisions hereof and give effect to the transactions contemplated hereby, including, without limitation, putting Buyer in possession and operating control of the Company. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with any audit, litigation or other proceeding with respect to the Company. Sellers and Seller Representative shall cooperate fully with Buyer in connection with the preparation of audited financial statements for the Company. Such cooperation shall include (a) the retention and (upon another Party's request) the provision of records and information that are reasonably relevant to (i) any such audit, litigation or other proceeding and (ii) the preparation of such audited financial statements and (b) being available on a mutually convenient basis, for a period of 12 months following the Closing, to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records pursuant to the periods set forth in Section 5.03 and Section 5.04.
Section 5.08Certain Assets. Sellers shall retain ownership of, and be permitted to remove from the Real Property, those assets listed in Section 5.08 of the Disclosure Schedules.
ARTICLE VI
Closing Deliverables

Section 6.01Sellers’ Deliverables. On the Closing Date, each of the following documents shall have been delivered to Buyer and, if applicable, be dated as of the Closing Date (unless otherwise indicated):
a.All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules;
b.Duly executed Assignment for each Seller;
c.The Escrow Agreement, duly executed by each Seller, the Seller Representative and the Escrow Agent;
d.The Lease, duly executed by the Seller Representative;
e.A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of the Company’s current operating agreement and certificate of formation, as certified by the Secretary of State of the State of Tennessee;
f. Certificates of valid existence, dated not more than thirty (30) calendar days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Tennessee, and certificates of foreign qualification, with respect to the Company, issued by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign entity;
g.A good standing certificate (or its equivalent) for the Company from the Secretary of State or similar Governmental Authority of the State of Tennessee;
h.Evidence of repayment of the entire Indebtedness Amount (including indebtedness listed on Section 3.09(a)(vii) of the Disclosure Schedules), with appropriate releases, UCC termination statements and other customary documents reasonably requested by Buyer releasing all Encumbrances (other than Permitted Encumbrances) on all assets related to such Indebtedness, in each case, in form and substance reasonably satisfactory to Buyer;
i.A properly completed and duly executed IRS Form W-9 or W-8 (as applicable) from each Seller;
j.A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code;
k.Properly completed documents reasonably satisfactory to Buyer to allow the Company, effective as of the Closing, to transfer all Company bank account authorizations to representatives designated by Buyer;
l.A properly completed Medicare Enrollment Application on Form 855;
m.The Janet Callaway Option Agreement;
n.The books and records of the Company, including all QuickBooks and other accounting records and files, and access to all books and records available online (i.e. QuickBooks), to which Sellers shall transfer access to Buyer;
o.Duly executed Unanimous Joint Consent of Members and Chief Manager approving the Agreement, the Assignments, the transfer of the Membership Interests to Buyer and the admission of Buyer as a Substitute Member;
p.Duly executed First Amendment to the Amendment and Restated Operating Agreement of the Company, in form and substance reasonably satisfactory to Buyer;
q.The other Transaction Documents shall have been executed and delivered by the parties thereto; and
r.Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 6.02Buyer’s Deliverables. On the Closing Date, each of the following documents shall have been delivered to Sellers and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

a.To each Seller, cash in an amount equal to such Seller’s Pro Rata Share of the Closing Payment by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by such Seller in a written notice to Buyer;
b.All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules;
c.The Escrow Agreement, duly executed by Buyer;
d.The Lease, duly executed by the Company, on Buyer’s behalf;
e.The Guaranty to the Lease, duly executed by Buyer;
f.The Employment Agreements duly executed by the Company;
g.A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are: (i) true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (ii) a copy of the Certificate of Incorporation of Buyer as in effect at the Closing, certified by the Secretary of State of Delaware as of a date not more than thirty (30) calendar days prior to the Closing Date, and (iii) the By-Laws of Buyer as in effect immediately prior to the Closing.
h.A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
i.Certificates of good standing, dated not more than thirty (30) calendar days prior to the date hereof, with respect to Buyer, issued by the Secretary of State of the State of Delaware;
j.The other Transaction Documents shall have been executed and delivered by the parties thereto; and
k.Such other documents or instruments as Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VII
Indemnification
Section 7.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.24, Section 4.01 and Section 4.03 shall survive indefinitely and the representations and warranties in Section 3.19, Section 3.20 and Section 3.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 7.02Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
a.any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement; or
b.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement.

Section 7.03Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
a.any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
b.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.04Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
a.The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $40,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.
b.The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed $2,000,000.
c.Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
d.Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.
e.Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
Section 7.05Indemnification Procedures.
a.Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. In the event the Sellers are the Indemnifying Party, the Buyer Indemnitee’s written notice pursuant to the preceding sentence shall be given to the Seller Representative and the Escrow Agent. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller Representative, Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
b.Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
c.Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. In the event the Sellers are the Indemnifying Party, the Buyer Indemnitee’s written notice pursuant to the preceding sentence shall be given to the Seller Representative and the Escrow Agent. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.06Payments. With respect to any claim (or portion thereof) of a Buyer Indemnitee for which such Buyer Indemnitee is entitled to be indemnified by Sellers (as finally determined pursuant to the provisions of this Article VII) and for which there are sufficient funds of the Escrow Amount in the Escrow Account, which account is to be managed by the Escrow Agent in accordance with the terms of the Escrow Agreement (the “Escrow Account”), such claim shall be made, and satisfied, in accordance with the terms of the Escrow Agreement. In the event that the Escrow Amount in the Escrow Account is insufficient to satisfy in full any claim or portion thereof to be paid to any Buyer Indemnitee pursuant to this Section 7.06, such payment shall be made by Sellers within ten (10) days after the final resolution of any claim pursuant to this Article VII. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price.
Section 7.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.08Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09Exclusive Remedies. Subject to Section 5.03 and Section 8.10(a), the parties acknowledge and agree that except for instances of fraud, willful or intentional misrepresentation or willful or intentional breach of warranty, covenant or agreement, the indemnification provided in this Article VII shall be the sole and exclusive post-Closing remedy available to the parties for any claim arising out of any breach of a representation, warranty or covenant made pursuant to this Agreement.
ARTICLE VIII
Miscellaneous
Section 8.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one day after being sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Terry Callaway c/o TD Properties, LLC 3246 Bedford Lane Germantown, TN 38139 Facsimile:___________________ E-mail:___________________ Attention:___________________
Janet Callaway c/o TD Properties, LLC 3246 Bedford Lane Germantown, TN 38139 Facsimile:___________________ E-mail:___________________ Attention:___________________
with a copy to:	Waller Lansden Dortch & Davis, LLP 1661 International Place Drive Memphis, TN 38120 Facsimile:901-288-1706 E-mail:al.bright@wallerlaw.com Attention:Al Bright, Jr.
If to Buyer:	DIGIRAD Corporation 1048 Industrial Court Suwanee, GA 30024 Facsimile: (858) 726-1700 E-mail:jeffry.keyes@digirad.com Attention:Jeffry Keyes
with a copy to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street, New York, NY 10022 Facsimile:(212) 451-2222 E-mail:AFinerman@olshanlaw.com Attention:Adam Finerman, Esq.
Section 8.03Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,”

“hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 8.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.05Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.06Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.07Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
Section 8.08No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
a.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction).
b.ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TENNESSEE IN EACH CASE LOCATED IN THE CITY OF MEMPHIS AND COUNTY OF SHELBY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY

PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
c.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).
Section 8.11Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.13Buyer Parent Guarantee.  Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees to Sellers the prompt and complete payment when and as due of Post-Closing Adjustment, if any, to be made by Buyer under this Agreement, subject to Section 2.03 hereof and the Earn-Out Payments to be made by Buyer under this Agreement, subject to Sections 2.04 hereof.  This guaranty is an absolute, present and continuing guaranty of Buyer’s payment of the Post-Closing Adjustment, if any, and the Earn-Out Payments hereunder and not merely a guaranty of collectability.  In the event that Buyer does not perform its obligations under this Agreement with regard to the payment of the Post-Closing Adjustment and the Earn-Out Payments as provided herein, Sellers, through Seller Representative, shall have the right under this guaranty by Buyer Parent to seek performance directly from Buyer Parent without any requirement that Sellers shall have first demanded performance from Buyer, given Buyer any notice of Buyer’s failure to perform or taken any enforcement action against Buyer.  In furtherance of the foregoing, Buyer Parent acknowledges and agrees that Seller may, through Seller Representative, in their sole discretion, bring and prosecute a separate action or actions against Buyer Parent to enforce its obligations under this Section, regardless of whether an action is brought against Buyer, or whether Buyer is joined in any such action or actions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:
/s/ Janet Callaway
Janet Callaway

/s/ Terry Callaway
Terry Callaway

SELLER REPRESENTATIVE:

TD PROPERTIES, LLC.
By:	/s/ Terry Callaway
	Name:	Terry Callaway
	Title:	President

BUYER:

DIGIRAD IMAGING SOLUTIONS, INC.
By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

BUYER PARENT:
(for purposes of Sections 2.03, 2.04 and 8.13 only)

DIGIRAD CORPORATION
By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer